EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-179270, 333-170629, and 333-187108) of Inphi Corporation of our report dated March 5, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

San Jose, California

March 5, 2014